Exhibit 10.37

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 1st day of January, 2011 between The Telx Group, Inc., a Delaware corporation (the “Company”), and Michael Terlizzi (“Executive”), and shall be effective January 1, 2011 (the “Effective Date”).

1.0 RECITALS.

1.1 The Company desires to employ the Executive, and the Executive desires to be so employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

1.2 As an executive officer of the Company, Executive shall have access to valuable confidential and proprietary information used in the business of the Company, including financial data, customer data, operational data, trade secrets and other intellectual property that if disclosed to or used by competitors or potential competitors would cause irreparable harm to the Company, and as a result, Executive and the Company desire to provide the Company with adequate protection from the unauthorized disclosure or use of the Company’s confidential and proprietary information.

NOW, THEREFORE, in consideration of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Executive agree as follows:

2.0 DEFINITIONS.

2.1 Affiliate: “Affiliate” means, with respect to any party, any corporation, limited liability company, partnership, joint venture, firm and/or other entity which Controls, is Controlled by or is under common Control with such party.

2.2 Board of Directors: “Board of Directors” shall mean the board of directors of the Company.

2.3 Business: “Business” means the operation of “MEET ME ROOMs” and network interconnection facilities for “Layer One” or “Layer Two” interconnectivity.

2. 4 Change in Control: “Change in Control” shall mean the first of the following to occur after the Effective Date:

(i) Acquisition of Controlling Interest. Any person or entity (other than persons who are employees at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities. In applying the preceding sentence, (I) securities acquired from the Company by or for the person or entity shall not be taken into account, and (II) an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be a Change in Control, as reasonably determined by the Board.

(ii) Change in Board Control. During any consecutive two-year period commencing after the Effective Date, individuals who constituted the Board of Directors at the beginning of the period (or their approved replacements, as defined in the next sentence) cease for any reason to constitute a majority of the Board of Directors. A new Director shall be considered an “approved replacement” Director if his or her election (or nomination for election) was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or were themselves approved replacement Directors, but in either case excluding any Director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board of Directors.

(iii) Merger. The Company consummates a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no person or entity (other than persons who are employees at any time more than one year before the transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(iv) Sale of Assets. The stockholders of the Company approve an agreement for the sale of disposition by the Company of all, or substantially all, of the Company’s assets.

(v) Liquidation or Dissolution. The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in any entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.4 Code: “Code” means the Internal Revenue Code of 1986, as amended.

2.5 Common Stock: “Common Stock” means common stock, par value $0.0001 per share, of the Company.

2.6 Compensation Committee: “Compensation Committee” shall mean a committee of the Board of Directors which has been delegated responsibility for employee compensation matters or, in the absence thereof, the entire Board of Directors.

2.7 Confidential and Proprietary Information: “Confidential and Proprietary Information” means all proprietary trade secrets and/or proprietary information and any information, concept or idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliate of the Company, or to the Company’s (or any of the Company’s Affiliates’) customers, clients, consultants, Referral Sources (as defined below) or business associates, unless the information is or becomes publicly known through lawful means (other than disclosure by Executive, unless such disclosure by Executive is made in good faith in the course of performing Executive’s duties under this Agreement, or with the express written consent of the Board of Directors). As used herein, “Referral Source” means any person or entity that, directly or indirectly, refers customers or business to the Company.

2.8 Control: “Control” means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating assets entitled to vote for the election of directors; and (ii) in the case of non-corporate entities (such as individuals, limited liability companies, partnerships or limited partnerships), either (A) direct or indirect ownership of at least fifty percent (50%) of the equity interest, or (B) the power to direct the management and policies of the noncorporate entity.

2.9 Covered Entity: “Covered Entity” means every Affiliate of Executive, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in which Executive has invested in (whether through debt or equity securities), or has contributed any capital or made any advances to, or in which any Affiliate of Executive has an ownership interest or profit sharing percentage, or a firm from which Executive or any Affiliate of Executive receives or is entitled to receive income, compensation or consulting fees in which Executive or any Affiliate of Executive has an interest as a lender (other than solely as a trade creditor for the sale of goods or provision of services that do not otherwise violate the provisions of this Agreement). The agreements of Executive contained herein specifically apply to each entity which is presently a Covered Entity or which becomes a Covered Entity subsequent to the date of this Agreement. Notwithstanding anything contained in the foregoing provisions to the contrary, the term “Covered Entity” shall not include the Company, any subsidiary of the Company, or any Affiliate of the Company or any such subsidiary.

2.10 Discharge For Cause: “Discharge For Cause” shall mean termination of employment for any one or more of the following: (i) gross negligence or willful misfeasance demonstrated by Executive in the performance of his duties; (ii) refusal by Executive to perform ethical and lawful duties assigned by the Board of Directors or the Company’s Chief Executive Officer that continues uncured for fifteen (15) days following receipt of written notice from a majority of the Board of Directors, the Company’s Chief Executive Officer, or the Compensation Committee; (iii) Executive engaging in any act of fraud or embezzlement which adversely affects the Company or any of its Affiliates (including, without limitation, the reputation of the Company or any of its Affiliates); (iv) Executive engaging in any act of dishonesty the purpose or effect of which adversely affects the Company or any of its Affiliates (including, without limitation, the reputation of the Company or any of its Affiliates); (v) Executive breaching in any material respect any provision contained in Section 3.2, 4.7 or 4.8 of this Agreement, which such breach is not cured within thirty (30) days after receipt of written notice from the Board of Directors (provided, however, such cure period shall not apply to any breaches of Sections 4.7 or 4.8); (vi) Executive’s commitment of a felony or entering into a plea of guilty or nolo contendere (or its equivalent) to a felony; (vii) Executive’s commencement of employment with another company while he is an employee of the Company without the prior consent of the Board of Directors, (vii) any act of Executive involving moral turpitude that adversely affects Executive’s ability to serve the Company, (viii) Executive’s violation of any federal, state or local law or regulation applicable to the Company, an Affiliate or their respective businesses that causes material injury to the Company or any of its Affiliates (including, without limitation, the reputation of the Company or any of its Affiliates) or Employee’s intentional or knowing violation of any law or regulation applicable to the Company; or (ix) Executive’s conduct that constitutes a material breach of any statutory or common law duty of loyalty to the Company or any of its Affiliates.

2.11 Discharge Without Cause: “Discharge Without Cause” shall mean the Company’s termination of Executive’s employment hereunder during the Term (as defined in Section 4.1 below) for any reason other than a Discharge For Cause or due to Executive’s death or Permanent Disability.

2.12 Permanent Disability: “Permanent Disability” shall mean Executive’s inability to perform Executive’s duties hereunder due to a physical or mental condition for (a) a period of ninety (90) consecutive days or (b) an aggregate of one hundred twenty (120) days in any twelve (12) month period.

2.13 Pro Rated Bonus: “Pro Rated Bonus” shall mean a bonus payment for the year during which Executive’s employment terminates, pro-rated based on the number of days Executive was employed during such bonus period. Such bonus shall be determined based on the same criteria that would have applied absent Executive’s cessation of employment and shall be payable at such time as the bonus would have normally been paid. Notwithstanding the forgoing, in the event Executive’s employment ceases due to a Discharge Without Cause, or Termination For Good Reason, in connection with a Change in Control or during the twenty four (24) month period following a Change in Control, then Executive shall instead receive a prorated bonus based on the most recent bonus the Company paid to Executive prior to the date of such cessation of employment, and such bonus shall be payable within 10 days following such termination.

2.14 Subsidiary: “Subsidiary” shall mean any corporation, trust, general or limited partnership, limited liability company, limited liability partnership, firm, company or other business enterprise which is Controlled by the Company through direct ownership of the stock or other proprietary interests of such business enterprise or indirectly through the ownership of stock or other proprietary interests in one (1) or more other business enterprises which are connected with the Company by means of one (1) or more chains of business enterprises that are connected by ownership of stock or other proprietary interests.

2.15 Termination For Good Reason: “Termination For Good Reason” shall mean voluntary resignation by Executive through the following actions: (1) the Executive provides the Company with written notice of the existence of one of the events, arising without the Executive’s consent, listed in clauses (A) through (D), below within thirty (30) days of the initial existence of such event; (2) the Company fails to cure such event within thirty (30) days following the date such notice is received; and (3) the Executive elects to voluntarily terminate employment within the ninety (90) day period immediately following such event. The events include: (A) a material reduction in the Executive’s authorities, duties, and responsibilities such that Executive is no longer a senior executive of the Company, (B) the Executive being required to relocate his place of employment, other than a relocation within the greater New York City metropolitan area, or (C) a material reduction in the Executive’s Base Salary other than any such reduction consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company, or (D) in the event of the sale of substantially all of the assets of the Company, the purchaser of such assets does not assume the obligations of the Company set forth in this Agreement.

2.16 Territory: “Territory” means each and every state, county, city or other political subdivision or geographic location in the United States.

3.0 CAPACITIES AND DUTIES; INDEMNIFICATION.

3.1 Positions: Executive is hereby employed in the capacity of Executive Vice President, Engineering and Construction, of the Company. Executive shall report to the Company’s Chief Executive Officer. Executive shall have the same status, privileges and responsibilities normally inherent in such capacity in corporations of similar size and character. Executive will at all times abide by the Company’s written personnel policies applicable to similarly situated employees of the Company as in effect from time to time and previously provided to Executive, and will faithfully and to the best of Executive’s ability, experience and talents perform all of the duties that may be required of and from Executive pursuant to the terms hereof, consistent with Executive’s position.

3.2 Exclusive Services; Other Representations: During the Term, Executive agrees to devote Executive’s best efforts and full business time to rendering services to the Company; provided, however, that Executive shall be permitted to serve on the board of directors of various for-profit and non-profit organizations, from time to time, provided (i) such organizations do not compete with the Business in the Territory and (ii) the time expended by Executive in rendering service to such organizations does not, in the aggregate, materially impair Executive’s performance of his duties under this Agreement. Executive is specifically restricted from being employed by any other company, other than a Subsidiary or an Affiliate of the Company, while under the Company’s employ pursuant to this Agreement.

4.0 EMPLOYMENT, TERM, TERMINATION, CONFIDENTIAL INFORMATION, NON-COMPETE AND NON-SOLICITATION.

4.1 Term: Subject to Sections 4.2, 4.3, 4.4, 4.5 and 4.6, the term of this Agreement shall be three (3) years commencing on the Effective Date, unless terminated earlier pursuant to the terms herein (the “Initial Term”); provided that the Initial Term may be extended for additional periods (each, a “Renewal Term”) on or prior to the expiration of the Initial Term or any such Renewal Term with the mutual agreement in writing of the Company and Executive. The Initial Term or, in the event that Executive’s employment hereunder is terminated earlier pursuant to the terms herein or extended pursuant to this Section 4.1, such shorter or longer period, as the case may be, is referred to herein as the “Term.”

4.2 Discharge For Cause: Executive’s employment under this Agreement may be terminated by the Company (subject to the notice and cure period set forth in Section 2.11, if applicable), without further obligation by the Company, except for payment of any base salary compensation and expense reimbursement accrued and unpaid to the effective date of termination and except as otherwise required by law, upon written notice to Executive of a Discharge For Cause. Such notification from the Company shall include such facts as shall be reasonably necessary to apprise Executive of the basis for such Discharge For Cause and for Executive to exercise Executive’s right to cure under Section 2.10, if applicable.

4.3 Discharge Without Cause: Executive’s employment under this Agreement may be immediately terminated by the Company upon written notice to Executive of a Discharge Without Cause. Upon termination pursuant to this Section 4.3, for good consideration (including the non-competition agreement described below), Executive shall be entitled to the following benefits (the “Without Cause Severance Package”): (i) continued monthly base salary payments (at the rate in effect at the time of his Discharge Without Cause) for a period of twelve (12) months from the date of such termination, (ii) a Pro Rated Bonus and (iii) reimbursement for COBRA health insurance costs for twelve (12) months or, if shorter, until Executive becomes covered by the group health plan of another employer. Other than the foregoing, Executive shall not be entitled to any payment hereunder for subsequent periods upon Executive’s Discharge Without Cause. The Without Cause Severance Package (other than the Pro Rated Bonus) shall be payable to Executive in accordance with the Company’s general payroll practices as the same may exist from time to time following a Discharge Without Cause. Notwithstanding the forgoing, in the event of Executive’s Discharge Without Cause in connection with a Change of Control or during the twenty four (24) month period following a Change in Control, such twelve (12) months of base salary severance shall be payable in a lump sum on the third business day following the expiration of the seven (7) day revocation period applicable to the Release attached hereto as Exhibit A (the “Release”). As a condition to receiving the Without Cause Severance Package, Executive shall execute within 30 days after terminating employment (i) the Release and (ii) a non-competition and non-solicitation agreement having a term of at least twelve (12) months, and with terms and subject to conditions substantially similar to those contained in Section 4.8 of this Agreement.

4.4 Termination For Good Reason: Executive’s employment under this Agreement may be terminated by Executive (subject to the notice and cure period set forth in Section 2.15) upon written notice to the Company of a Termination For Good Reason. Upon termination pursuant to this Section 4.4, for good consideration (including the non-competition agreement described below), Executive shall be entitled to the following benefits (the “Good Reason Severance Package”): (i) Executive shall receive continued monthly base salary payments (at the rate in effect at the time of his Termination for Good Reason) for a period of twelve (12) months from the date of such termination, (ii) a Pro Rated Bonus, and (iii) reimbursement for COBRA health insurance costs for twelve (12) months (or, if shorter, until Executive becomes covered by the group health plan of another employer). Other than the foregoing, Executive shall not be entitled to any payment hereunder for subsequent periods upon Executive’s Termination For Good Reason. The Good Reason Severance Package (other than the Pro Rated Bonus) shall be payable to Executive in accordance with the Company’s general payroll practices as the same may exist from time to time following Executive’s termination of employment upon a Termination For Good Reason. Notwithstanding the forgoing, in the event of Executive’s Termination For Good Reason in connection with a Change of Control or during the twenty four (24) month period following a Change in Control, such twelve (12) months of base salary severance shall be payable in a lump sum on the third business day following the expiration of the seven (7) day revocation period applicable to the Release. As a condition to receiving the Good Reason Severance Package, Executive shall execute within 30 days after terminating employment (i) the Release and (ii) a non-competition and non-solicitation agreement having a term of at least twelve (12) months, and with terms and subject to conditions substantially similar to those contained in Section 4.8 of this Agreement.

4.5 Termination Upon Death: This Agreement shall immediately terminate without action or notice by either party upon the death of Executive and without further obligation by the Company, except for (i) payment of all amounts of base salary compensation and expense reimbursement accrued and unpaid to the effective date of termination, (ii) a Pro Rated Bonus and (iii) as otherwise required by law.

4.6 Termination Upon Permanent Disability: Executive’s employment under this Agreement may be immediately terminated by the Company upon written notice to Executive of a termination for the Permanent Disability of Executive and without further obligation by the Company, except for (i) payment of all amounts of base salary compensation and expense reimbursement accrued and unpaid to the effective date of termination (ii) a Pro Rated Bonus and (iii) as otherwise required by law.

4.7 Confidential and Proprietary Information: Executive agrees that he will not, either directly or indirectly, and Executive will not permit any Covered Entity which is Controlled by Executive to, either directly or indirectly, divulge to any person or entity or use any of the Confidential and Proprietary Information, except (i) as required in connection with the performance of such Executive’s duties to the Company, (ii) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over Executive or any Covered Entity which is Controlled by Executive, (iii) as required in response to any summons or subpoena or in connection with any litigation, (iv) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to Executive or any Covered Entity which is Controlled by Executive, (v) as required in connection with an audit by any taxing authority, or (vi) is made with the express written consent of the Board of Directors. In the event that Executive or any such Covered Entity which is Controlled by Executive is required to disclose Confidential and Proprietary Information pursuant to the foregoing exceptions, Executive shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Confidential and Proprietary Information. If the Company does not obtain such relief after a period that is reasonable under the circumstances, Executive (or such Covered Entity) may disclose that portion of the Confidential and Proprietary Information that such party is advised by counsel that it is legally compelled to disclose or else stand liable for contempt or suffer censure or penalty. In such cases, Executive shall promptly provide the Company with a copy of the Confidential and Proprietary Information so disclosed. Executive further agrees to execute the Company’s standard proprietary information and inventions assignment agreement or similar agreement.

4.8 Non-Compete and Non-Solicitation:

(a) Except as otherwise explicitly permitted by the last sentence of this Section 4.8(a) of this Agreement, during the Term and for a period of six (6) months thereafter, Executive shall not, either directly or indirectly, individually or by or through any Covered Entity, participate in, assist, aid or advise in any way, any business or enterprise that competes with the Business in the Territory (including, without limitation, providing services to any customer or other person or entity in the Territory). Except as otherwise explicitly permitted by the last sentence of this Section 4.8(a) of this Agreement, during the Term and for a period of six (6) months thereafter, Executive shall not, either directly or indirectly, individually or by or through any Covered Entity, invest in (whether through debt or equity securities), contribute any capital or make any advances to, take an ownership interest or profit-sharing percentage in, seek to purchase or acquire, or receive income, compensation or consulting fees from, any entity or person involved in the Business in the Territory. Notwithstanding the foregoing, nothing contained in this Section 4.8(a) prohibits Executive or any Affiliate of Executive from owning (i) less than five percent (5%) of any class of voting securities publicly held and quoted on a recognized securities exchange or inter-deal quotation system, of any issuer, and (ii) an immaterial amount of a Covered Entity as a result of a purchase decision made by a third party after the Effective Date without the knowledge of Executive and no such issuer shall be considered a Covered Entity solely by virtue of such ownership or the incidents thereof.

(b) During the Term and for a period of six (6) months thereafter, Executive will not, either directly or indirectly and will not permit any Covered Entity which is Controlled by Executive to, either directly or indirectly, (i) solicit, or take any other action that is intended to solicit, the business of any customers or Referral Sources with which the Company or any of its Affiliates conducts business or receives referrals or has conducted business or received referrals within the 12 months preceding such solicitation or other action; or (ii) hire, solicit, take away, or attempt to hire, solicit or take away (either on such Executive’s behalf or on behalf of any other person or entity) any person (1) who is then an employee of the Company or any Affiliate of the Company; or (2) who has terminated his or her employment with the Company or any Affiliate of the Company within the 12 months preceding such hiring, solicitation or other action.

(c) Executive agrees that if his employment terminates during or after the Term under circumstances that do not involve his collection of a Without Cause Severance Package, Good Reason Severance Package, or Permanent Disability Severance Package, then the Company shall have the right but not the obligation to elect to enforce the provisions of this Section 4.8 after expiration of the Term; provided that (i) not later than ten (10) days after the Executive’s termination of employment, the Company provides the Executive with a written notice of its election to enforce the Executive’s compliance with this Section 4.8 from the date of his employment termination through the end of the Non-Compete Period, and (ii) in consideration of such post-Term enforcement right, the Company shall pay Executive his monthly salary, at the rate in effect when his employment terminates (or at expiration of the Term if greater), on or before the end of each month that begins after his employment terminates and before the first day of month after the end of the Non-Compete Period (all of such payments being the “Post-Term Severance Package”).

(d) Executive agrees that the payment of any amount of any Without Cause Severance Package, Good Reason Severance Package, or Post-Term Severance Package is conditioned on Executive’s compliance with this Section 4.8 and that the Company will have the right to cease making further payments if Executive breaches this Section 4.8. In the event the Company makes any payment(s) with respect to a Without Cause Severance Package, Good Reason Severance Package, or Permanent Disability Severance Package after Executive has breached this Section 4.8 and the Company is unaware of such breach at the time such payment(s) are made (the “Post-Breach Payments”), then Executive shall promptly return the Post-Breach Payments to the Company.

4.9 Enforcement; Remedies: Executive agrees and acknowledges that the Company has a valid and legitimate business interest in protecting the Business in the Territory from any activity prohibited by Section 4.7 or 4.8 of this Agreement. Executive acknowledges that Executive’s expertise in the Business is of a special and unique character which gives this expertise a particular value, and that a breach of Section 4.7 or 4.8 of this Agreement by Executive will cause serious and potentially irreparable harm to the Company. Executive therefore acknowledges that a breach of Section 4.7 or 4.8 of this Agreement by Executive cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Executive acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement without any requirement to post bond. Executive acknowledges, however, that no specification in this Agreement of a particular legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Executive.

4.10 Clawback. Executive’s bonuses and other incentive-based compensation and profits on stock sales shall be subject to potential disgorgement pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, but only to the extent Section 304 is applicable to the Executive following an initial public offering of the Company’s common stock pursuant to a registration statement declared effective by the Securities and Exchange Commission.

4.11 Tolling. In the event of a breach by Executive of any covenant set forth in Section 4.8 hereof, the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the full benefit of Executive’s compliance with the covenants.

5.0 COMPENSATION AND BENEFITS. For Executive’s services, the Company agrees to pay Executive compensation as follows:

5.1 Salary: Base compensation equal to an annual salary of $205,000 is to be paid according to the Company’s general payroll practices as same may exist from time to time. Executive’s base compensation will be subject to annual reviews and increases as approved by the Board of Directors or Compensation Committee.

5.2 Annual Bonus: Executive shall be eligible to receive an annual target bonus of $150,000, payable annually in the discretion of the Board of Directors. Any annual bonus payments shall be prorated based on Executive’s duration of service in such year; provided, however, no bonus will be payable to Executive in the event of a Discharge for Cause or the resignation by Executive (other than resignation upon expiration of the Term or through Termination For Good Reason). In addition, at the discretion of the Board of Directors and/or the Compensation Committee, Executive may receive annual grants of stock options and/or restricted stock.

5.3 Reimbursement of Expenses: The Company shall reimburse Executive for any reasonable business expenses incurred by Executive in the ordinary course of the Company’s business in accordance with the Company’s reimbursement policies then in effect. These expenses shall be substantiated by invoices and receipts, to be submitted by Executive within thirty (30) days after incurrence, with all reimbursements being made within one year after Executive incurs the underlying expense.

5.4 Benefits: During the Term, Executive shall be entitled to receive all benefits of employment generally available to the Company’s other executive employees to the extent Executive is eligible for them, including, at a minimum, medical, dental and disability insurance and participation in the Company’s 401(k) plan, except to the extent that such participation in any benefits plan would, in the opinion of the Board of Directors, alter the intended tax treatment of such plan.

5.5 Vacation: Executive shall be entitled to five weeks of vacation per each calendar year of service.

5.6 Withholding: Executive authorizes the Company to make any and all applicable withholdings of federal and state taxes and other items the Company may be required to deduct, as such items may exist under this Agreement or otherwise from time to time.

6.0 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive shall not have any right to assign or otherwise transfer this Agreement or any of Executive’s rights, duties or any other interest herein (except in connection with any assignment of rights to receive consideration hereunder by or to Executive’s estate made upon the death of Executive) to any party without the prior written consent of the Company, and any such purported assignment shall be null and void. Notwithstanding the foregoing, the Company may without obtaining the consent of Executive, assign any or all of its rights and obligations under this Agreement to any of its Affiliates or to its lenders as collateral security. To the extent that the Company assigns its rights and obligations hereunder, the Company shall not be relieved of its obligations hereunder in respect of any such assignment.

7.0 SURVIVAL OF RIGHTS AND OBLIGATIONS. The rights and obligations of the parties as stated herein shall survive the termination of this Agreement.

8.0 ENTIRE AGREEMENT.

8.1 Sole Agreement: This Agreement (including any attachments and exhibits hereto) contains the parties’ sole and entire agreement regarding the subject matter hereof, and supersedes any and all other agreements, understandings, statements and representations of the parties, including, but not limited to, any employment agreement or other agreement regarding Executive’s compensation or terms of employment entered into prior to the Effective Date. For the avoidance of doubt, the parties acknowledge that the foregoing sentence shall not be applicable prior to the Effective Date. Notwithstanding the forgoing, any Proprietary Information and Inventions Agreement (or similar agreement), or Indemnification Agreement, previously executed by the Executive shall remain in full force and effect.

8.2 No Other Representations: The parties acknowledge and agree that, except for those representations specifically referenced herein, no party has made any representations (a) concerning the subject matter hereof or (b) inducing the other party to execute and deliver this Agreement. The parties have relied on their own judgment in entering into this Agreement.

9.0 MODIFICATIONS OR WAIVERS. Waivers or modifications of this Agreement, or of any covenant, condition, or limitation contained herein, are valid only if in writing duly executed by the parties hereto.

10.0 GOVERNING LAW. This Agreement shall be governed pursuant to the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

11.0 SEVERABILITY. In the event that any provision or term of this Agreement, or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographic and temporal restrictions and provisions contained in this Agreement) is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

12.0 INTERPRETATION; SECTION HEADINGS. The section and subsection heading of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

13.0 NOTICES. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, (iii) if given by overnight courier with receipt acknowledgment requested, the next business day following the date sent, or (iv) if given by facsimile or telecopy, upon confirmation of transmission by facsimile or telecopy, in each case to the parties at the following addresses:

To the Company:	The Telx Group, Inc.

1 State Street
21st Floor
New York, NY 10004
Attention: Chief Executive Officer

and to

Dan Schulman
27 Valley View Road
Warren, NJ 07059
Facsimile: (908) 604-4636

with a copy to:	GI Partners Fund II, L.P.
GI Partners Side Fund II, L.P.
2730 Sand Hill Road, Suite 280
Menlo Park, CA 94025
Facsimile: (650) 233-3601
Attention: Howard Park

and to

Paul, Hastings, Janofsky & Walker LLP
875 15th Street, N.W.
Washington, D.C., 20005
Facsimile: (202) 551-0180
Attention: Mark Poerio, Esq.

To Executive:	Michael Terlizzi
90 Concord Circle
Howell, NJ 07731

with a copy to:	Duane Morris LLP
380 Lexington Avenue
New York, New York 10168
Facsimile: (212) 692-1020
Attention: Roger J. Hasday, Esq.

14.0 JOINT PREPARATION. All parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel. This Agreement is therefore deemed to have been jointly prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

15.0 THIRD-PARTY BENEFICIARIES. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization, corporation or entity not a party hereto, and no such other person, firm, organization, corporation or entity shall have any right or cause of action hereunder.

16.0 ARBITRATION.

(a) Any controversy, claim or dispute involving the parties (or their affiliated persons or entities) directly or indirectly concerning this Agreement, or the subject matter thereof, shall be finally settled by arbitration held in New York, New York by one (1) arbitrator in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply New York law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement and their respective Affiliates, and there shall be no appeal therefrom other than from gross negligence or willful misconduct. Notwithstanding the foregoing, claims regarding worker’s compensation and unemployment compensation benefits shall not be subject to arbitration under this Agreement. The Company shall bear all costs of the arbitrator in any action brought under this Section 16.0.

(b) The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in any appropriate state court in New York, and in connection with such action to compel, the laws of New York shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

(c) Notwithstanding the foregoing, the Company shall be entitled to seek injunctive relief, in any court of competent jurisdiction, to enforce this Agreement and this Section 16.0 shall not limit the right of the Company to seek judicial relief pursuant to Section 4.9 of this Agreement without prior arbitration.

17.0 COOPERATION AND FURTHER ACTIONS. The parties agree to perform any and all acts and to execute and deliver any and all documents necessary or convenient to carry out the terms of this Agreement. Both during and following the termination of Executive’s employment with the Company, for no additional consideration, Executive agrees to assist the Company and its Affiliates with respect to litigation or other third party claims relating to the period of Executive’s employment. The Company shall pay any out of pocket expenses incurred by Executive in connection with his rendering of such assistance.

18.0 ATTORNEYS’ FEES. In the event of any dispute related to or based upon this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.

19.0 COUNTERPARTS. This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original and all of which shall be considered one and the same instrument.

20.0 INTERNAL REVENUE CODE SECTION 409A. Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the payments and/or benefits under this Agreement are determined to be “nonqualified deferred compensation” subject to Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the Company determines that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the final regulations promulgated thereunder (the “Treasury Regulations”) and other guidance issued thereunder, then such payments and/or benefits (or portion thereof) shall be paid no earlier than the first day of the seventh month following Executive’s termination of employment, with any affected payments being made within ten business days after the end of such period of delay. For purposes of the Without Cause Severance Pay, a termination of employment shall only be deemed to occur if such termination constitutes a “separation from service”, as defined in Section 1.409A-1(h) of the Treasury Regulations, including the default presumptions thereunder. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date.

21.0 INTERNAL REVENUE CODE SECTION 280G. To the extent that due to the application of Internal Revenue Code Section 280G, reducing the benefits payable to Executive hereunder would increase the overall after tax proceeds to Executive, such benefits shall be reduced in a manner designed to produce the maximum after tax proceeds for Executive (including, if applicable, reducing Executive’s cash payments prior to canceling equity or option acceleration benefits).

22.0 MITIGATION WITH RESPECT TO SEVERANCE AMOUNTS. Subject to the terms and conditions of this Agreement, in the event that Executive is entitled under this Agreement to receive the Without Cause Severance Package, Good Reason Severance Package, or Post-Term Severance Package, as applicable, such severance amounts to which Executive is entitled (subject to the terms and conditions of this Agreement, including, without limitation, Section 4.8(d) hereof) shall not be reduced as a result of any duty to mitigate damages or by the amount of compensation Executive receives from other employers during the period in which such severance amounts are paid.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the date first set forth above.

The Telx Group, Inc.
a Delaware corporation

By:	/s/ Eric Shepcaro
Name:	Eric Shepcaro
Title:	Chief Executive Officer

Executive

/s/ Michael Terlizzi
Michael Terlizzi

EXHIBIT A

FORM OF RELEASE

RELEASE

In exchange for good and valuable consideration set forth in that certain Executive Employment Agreement (the “Executive Employment Agreement”) between the undersigned, Michael Terlizzi (“Executive”), and The Telx Group, Inc., a Delaware corporation (“Telx”), the sufficiency of which is hereby acknowledged, Executive, on behalf of himself, his executors, heirs, administrators, assigns and anyone else claiming by, through or under Executive, irrevocably and unconditionally, releases, and forever discharges Telx, GI Partners Fund II, L.P., GI Partners Side Fund II, L.P. and their respective predecessors, successors and related and affiliate entities, including parents and subsidiaries, and each of their respective directors, officers, employees, attorneys, insurers, agents and representatives (collectively, the “Company”), from, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including, without limitation, attorneys’ fees and costs) whatsoever of any name or nature both in law and in equity (severally and collectively, “Claims”) that Executive now has, ever had or may in the future have against the Company by reason of any matter, cause or thing that has happened, developed or occurred, and any Claims that have arisen, before the signing of this Release, including but not limited to, any and all Claims in tort or contract, whether by statute or common law, and any Claims relating to salary, wages, bonuses and commissions, the breach of an oral or written contract, unjust enrichment, promissory estoppel, misrepresentation, defamation, and interference with prospective economic advantage, interference with contract, wrongful termination, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing, and Claims arising out of, based on, or connected with Executive’s employment by the Company and the termination of that employment as set forth in the Executive Employment Agreement, including, without limitation, any Claims for unlawful employment discrimination of any kind, whether based on age, race, sex, disability or otherwise, including specifically and without limitation, claims arising under or based on Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act of 1963; and any other local, state or federal equal employment opportunity or anti-discrimination law, statute, policy, order, ordinance or regulation affecting or relating to Claims that Executive ever had, now has, or claims to have against the Company.

Executive understands and agrees that the releases provided above extend to all Claims released above whether known or unknown, suspected or unsuspected. Executive expressly waives and releases any rights and benefits which he has or may have under any law or rule of any jurisdiction pertaining to the matters released herein. It is the intention of Executive through this Agreement and with the advice of counsel to fully, finally and forever settle and release the Claims set forth above. In furtherance of such intention, the releases herein given shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery of any additional Claims or facts relating thereto

Executive warrants and represents that Executive has not assigned or transferred to any person or entity any of the Claims released by this Release, and Executive agrees to defend (by counsel of the Company’s choosing), and to indemnify and hold harmless, the Company from and against any claims based on, in connection with, or arising out of any such assignment or transfer made, purported or claimed.

Notwithstanding anything to the contrary in this Release or the Executive Employment Agreement, the foregoing release shall not cover, and Executive does not intend to release, (i) any rights of indemnification under Telx’s certificate of incorporation, as amended (the “Certificate”), bylaws, as amended (the “Bylaws”) or any indemnification agreement entered into between the Company and Executive ( the “Indemnification Agreement”), as applicable, (ii) any obligations of Telx to pay Executive pursuant to the Without Cause Severance Package (as defined in the Executive Employment Agreement) or Good Reason Severance Package (as defined in the Executive Employment Agreement), as applicable, pursuant to Sections 4.3 or 4.4, as applicable, of the Executive Employment Agreement, or (iii) Executive’s rights with respect to Executive’s accrued salary since Telx’s last payroll, accrued bonus rights with respect to a completed year, accrued business expenses reimbursement or existing group insurance plans or ERISA plans of Telx, in each case to the extent provided in Telx’s applicable policies and not previously paid. Executive further acknowledges that Telx’s obligations under the Certificate or Bylaws are conditioned upon receipt by Telx of an undertaking by Executive to repay the amount if it shall be determined by a court of competent jurisdiction that Executive is not entitled to be indemnified by Telx under the Certificate, Bylaws or Indemnification Agreement.

EXECUTIVE HAS READ THIS RELEASE AND BEEN PROVIDED A FULL AND AMPLE OPPORTUNITY TO STUDY IT, AND EXECUTIVE UNDERSTANDS THAT THIS IS A FULL, COMPREHENSIVE AND RELEASE AND INCLUDES ANY CLAIM UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED IN WRITING TO CONSULT WITH LEGAL COUNSEL BEFORE SIGNING THIS RELEASE AND THE EXECUTIVE EMPLOYMENT AGREEMENT, AND EXECUTIVE HAS CONSULTED WITH AN ATTORNEY. EXECUTIVE WAS GIVEN A PERIOD OF AT LEAST TWENTY-ONE DAYS TO CONSIDER SIGNING THIS RELEASE, AND EXECUTIVE HAS SEVEN DAYS FROM THE DATE OF SIGNING TO REVOKE EXECUTIVE’S ACCEPTANCE BY DELIVERING TIMELY NOTICE OF HIS REVOCATION TO THE BOARD OF DIRECTORS OF THE TELX GROUP, INC. AT ITS PRINCIPAL PLACE OF BUSINESS. EXECUTIVE IS SIGNING THIS RELEASE VOLUNTARILY, WITHOUT COERCION, AND WITH FULL KNOWLEDGE THAT IT IS INTENDED, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AS A COMPLETE AND FINAL RELEASE AND WAIVER OF ANY AND ALL CLAIMS. EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE PAYMENTS SET FORTH IN THE EXECUTIVE EMPLOYMENT AGREEMENT ARE CONTINGENT UPON EXECUTIVE SIGNING THIS RELEASE AND WILL BE PAYABLE ONLY IF AND AFTER THE REVOCATION PERIOD HAS EXPIRED.

[SIGNATURE PAGE(S) TO FOLLOW]

Executive has read this Release, fully understand it and freely and knowingly agree to its terms.

Dated this      day of                 , 20    .

Signature

Printed Name

AGREED AND ACCEPTED:

The Telx Group, Inc.

By:

Title:

Date: